EXHIBIT 10.1

AGREEMENT

     This Agreement (“Agreement”) is made and entered into as of August 14, 2003, by and between Michael Herman, an individual resident of the state of Colorado (“Herman”) and SunAir Electronics, Inc., a Florida corporation (“SunAir”).

     WHEREAS, Herman proposes to acquire certain shares of SunAir (the “Acquisition”) held by the Robert Uricho, Jr. Revocable Living Trust, SunTrust Bank South Florida and Shirley Uricho, Trustees (the “Trust”).

     WHEREAS, the Trust owns approximately 54% of SunAir and public shareholders own approximately 46% of SunAir on an undiluted basis; and Herman desires that the Board of Directors of SunAir, approve the Acquisition in order to avoid the adverse voting rights consequences which otherwise would result under the Florida Control Share Act, Fla. Stat.ss.607.0902; and

     WHEREAS, SunAir desires that Herman provide certain commitments to ensure that the interests of the SunAir minority shareholders are protected, including by means of ensuring the continuity of the Board of Directors and management; and

     NOW, THEREFORE, in consideration of the premises and agreement and covenants contained herein, the parties hereto do hereby agree as follows:

     1.     Covenants. Based on the fact that the Board of Directors of SunAir has conditionally approved the Acquisition, Herman agrees to take all necessary action, to the extent under his control, to implement the following on and after the effective date of the Acquisition.

          (a)  That the existing Board of Directors of SunAir remain as currently comprised and complete their terms of office, with the exception that: (i) Shirley Uricho shall resign on the effective date of the Acquisition, and on such date Herman shall be named by the Board of Directors to complete her term of office, and (ii) the Board of Directors may be expanded by up to two (2) additional members in connection with acquisitions that may be completed by SunAir. Following the expiration of the current term of the Board of Directors in January, 2004, for the one (1) year period following the current term, two (2) of the members of the current Board of Directors shall remain as members of the Board of Directors and further that for the one (1) year term after such term (or the second year after the expiration of the current term), one (1) of the members of the current Board of Directors shall be a member of the Board of Directors.

          (b)  That the indemnity protections provided by the existing Articles of Incorporation and bylaws of SunAir shall not be amended to lesson or decrease indemnity provided by SunAir to its officers and directors.

          (c)  That the cash currently held by SunAir shall be retained and utilized as needed for operations of SunAir and not used for repayment of any indebtedness owed by Herman or any other third party.

     2.     Control Share Acquisition Statute. SunAir hereby confirms that it has taken any and all actions, including without limitation the conditional approval by the Board of Directors of SunAir, necessary or appropriate in order to opt out of or otherwise render the Florida Control Share Acquisition Statute, Fla. Stat.ss.607.0902, inapplicable to the direct or indirect acquisition by Herman of the shares of SunAir held by the Trust immediately prior to the consummation of the Acquisition and otherwise cause such acquisition not to constitute a “control share acquisition” under such statute.

     3.     Mutual Representations and Warranties. Each of SunAir and Herman represents and warrants to the other party to this Agreement as follows: (i) there is nothing in any agreement such party has entered into that in any way will limit its ability to perform all of the obligations undertaken by it under this Agreement; (ii) such party is not a party to any agreement, understanding or arrangement, direct or indirect, which conflicts with any provisions of this Agreement; and (iii) such party has duly authorized, executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding obligation of such party.

     4.     Right to Injunction. In the event any party to this Agreement breaches any provision contained in this Agreement, each of the parties acknowledge that a remedy at law for damages will be inadequate and that the parties seeking to enforce this Agreement will be entitled to an injunction to prevent prospective or continuing breaches hereof.

     5.     Term. The provisions of this Agreement shall survive until the three-year anniversary of the effective date of the Acquisition.

     6.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     7.     Severability. The invalidity of any one or more clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the clause or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid clauses or sections had not been inserted.

     8.     Waivers. The waiver by a party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     9.     Entire Agreement. Except for the Confidentiality Agreement dated June 24, 2003, this Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other agreements, negotiations, understandings and representations between such parties with respect to the subject matter hereof.

     10.     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterparts.

(SIGNATURES FOLLOW ON ATTACHED PAGE)

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

/s/ Michael Herman

Michael Herman, Individually

SunAir Electronics, Inc.

By: /s/ Synnott B. Durham

Synnott B. Durham, Chief Financial Officer and Treasurer

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